Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 21, 2011—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2011.

Net income for the three months ended March 31, 2011 was $1.955 million, or $0.40 per share-basic and diluted, down from $1.976 million, or $0.41 per share-basic and diluted for the same quarter in 2010. Net interest income for the first quarter of 2011, after the provision for loan losses for the quarter, was $7.334 million, approximately 5.7% higher than the same period in 2010, due mainly to a decrease in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2011 was $244 thousand compared to $625 thousand for the same period in 2010. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin increased to 4.25% in the first quarter of 2011 from 4.18% in the same period in 2010 primarily because of the decrease in yields on earning assets was less than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the first quarter of 2011 by $49 thousand, or 3.0%, while non-interest expenses increased $367 thousand, or 6.1%, compared to the same period in 2010. The decrease in non-interest income was due primarily to a decrease in fees received on deposits and other service charges and fees. Non-interest expenses increased mainly due to a $122 thousand increase in equipment expenses in 2011, and an increase in salaries and benefits of $119 thousand.

Total assets as of March 31, 2011 increased to $832.143 million, up $13.910 million, or 1.7%, when compared to December 31, 2010. Deposits increased by $9.301 million, or 1.7%, and loans, net of unearned income decreased by $8.267 million, or 2.0%, when compared to December 31, 2010. The decrease in loans, net of unearned, was due to declining loan demand. Non-performing assets decreased by $1.105 million to $13.848 million at March 31, 2011 compared to December 31, 2010, because of a decrease in non-accrual loans and loans 90 days or more past due and still accruing interest offset by an increase in other real estate.

During the first quarter of 2011, the Company paid dividends totaling $0.22 per share. This represents an increase of 4.5% over the dividends paid in 2010.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending March 31,
	2011	2010

Interest income and fees	$9,345	$9,875
Interest expense	1,767	2,310

Net interest income	7,578	7,565

Provision for loan losses	244	625

Net interest income after provision for loan losses	7,334	6,940

Non-interest income	1,574	1,623
Non-interest expense	6,390	6,023

Net income before taxes	2,518	2,540
Income taxes	563	564

Net income	$1,955	$1,976

Earnings per share - basic	$0.40	$0.41

Earnings per share - diluted	$0.40	$0.41

Average shares outstanding-basic	4,838,411	4,831,879

Average shares outstanding-diluted	4,856,398	4,870,057

	As of March 31, 2011	As of December 31, 2010
Balance Sheet Data:
Total assets	$832,143	$818,233
Total earning assets	748,953	741,383
Loans, net of unearned income	413,609	421,876
Allowance for loan losses	6,524	6,379
Total deposits	546,731	537,430
Long-term borrowings	84,737	84,760
Shareholders’ equity	78,789	76,295
Book value per share	$16.28	$15.77
Dividends paid per share	$0.22	$0.85

Average Balance Sheet Data:
Total assets	$822,109	$839,212
Total earning assets	745,348	762,993
Loans, net of unearned income	417,801	437,563
Total deposits	532,995	556,798
Long-term borrowings	84,748	86,378
Shareholders’ equity	77,888	78,776

Non-performing assets:
Non-accrual loans	10,620	10,932
Loans 90+ days past due and accruing	81	953
Other real estate owned	3,147	3,068

Net charge-offs as a percentage of average net loans	0.02%	0.37%

Performance Ratios:
Return on average assets	0.95%	0.85%
Return on average equity	10.04%	9.09%

Net interest margin (tax equivalent)	4.25%	4.04%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com